Bond Labs Recaps Profitable and Successful 2nd Quarter

OMAHA, Neb. -- August 16, 2011 -- (BUSINESS WIRE)-- Bond Laboratories, Inc. (OTCBB:) (“Bond Labs”), a national provider of innovative and proprietary nutritional supplements for health conscious consumers, takes this opportunity to highlight some accomplishments from the Company’s recent Form 10-Q.

“During the second quarter of 2011 we built upon the positive momentum generated throughout a successful first quarter of the year,” stated Bond CEO, John S. Wilson. “We generated an operating profit of $394,600 during Q2 as compared to a loss of $(465,516) for the same period ended June 30, 2010. For the six months ended June 30, 2011, we generated a profit of $491,717 as compared to a loss of $(1,020,842) for the six months ended June 30, 2010.

“With regards to the investment community, our EPS for the six months ended June 30, 2011 improved to a $0.01/share profit as compared to a loss of $(0.02)/share for the six months ended June 30, 2010. We anticipate that investors will take notice of the positive and profitable direction in which we have moved the company during the first half of the year,” continued Mr. Wilson.

Bond announced an impressive 56% increase in revenue for the quarter ended June 30, 2011, to $3,169,476 from $2,027,925, as compared to the same period ended June 30, 2010. Bond’s year-to-date revenue grew 40%, to $6,158,780 for the six months ended June 30, 2011, as compared to  $4,400,588 for the and six months ended June 30, 2010.

“Our revenue increase is attributable to sales growth in our existing product lines at NDS, driven primarily by an expansion in the number of GNC franchise locations carrying our products, the number of products approved for sale in such locations by GNC, and the successful launch of several new products during the applicable period,” further stated Mr. Wilson.

Revenue growth was accompanied by a corresponding increase in the Company’s cost of goods sold, however, total gross margin increased to 35.5% for the three months ended June 30, 2011 from 30.0% for the three months ended June 30, 2010, driven primarily by the strategic decision to focus on higher margin NDS products.

In addition, the Company continued to benefit during the most recently completed quarter from ongoing cost management and efficiency maximization initiatives. General and administrative expense for the six months ended June 30, 2011 decreased more than 33% to $813,621 as compared to $1,227,068 for the six months ended June 30, 2010. Selling and marketing expense for the six months ended June 30, 2011 decreased 20% to $733,092 as compared to $920,411 for the six months ended June 30, 2010.

“We currently market approximately 50 products to over 600 GNC franchise locations nationwide. The Company continually seeks to increase both the number of stores and number of approved products that comprise its distribution footprint and we believe that such efforts will continue to drive future revenue growth,” concluded Mr. Wilson.

About Bond Labs

Bond Laboratories is a manufacturer of innovative and proprietary nutritional supplements for health conscious consumers. The Company produces and markets products through its NDS Nutrition division. NDS’ products number over 60 brands of energy, sports, and dietary supplements. These products are sold directly through specialty health and nutrition retailers, and are included among the top-selling products at GNC® franchises. Bond Labs is headquartered in Omaha, Nebraska. For more information, please visit .

Safe Harbor

Statements about the Company’s future expectations and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Bruce Weinstein

Surety Financial Group, LLC

410-833-0078

Source: Bond Laboratories, Inc.